Exhibit 10.1

FOURTH AMENDMENT TO LICENSED REGULATED MARIJUANA FACILITY
TRIPLE NET (NNN) LEASE AGREEMENT

This Fourth Amendment to the Licensed Regulated Marijuana Facility Triple Net (NNN) Lease Agreement (the “Fourth Amendment”) is made this 24th day of January, 2022 (the “Effective Date”), by and between Chino Valley Properties, LLC (“Landlord”) and Broken Arrow Herbal Center, Inc. (“Tenant”), collectively (the “Parties”).

RECITALS

A. The Parties previously entered into a Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated May 1, 2018, as amended by that certain First Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) Lease Agreement dated January 1, 2019, that certain Second Amendment to Licensed Medical Marijuana Facility Triple Net (NNN) dated May 31, 2020, and that certain Third Amendment to Licensed Regulated Marijuana Facility Triple Net (NNN) dated September 1, 2021 (the “Lease”) for the premises commonly known as 2144 and 2148 North Road 1 East Chino Valley, Arizona 83462 (the “Premises”).

B. The Parties previously agreed that the Tenant would invest no less than eight million dollars ($8,000,000) of capital improvements into the Premises. The Tenant has satisfied its contractual obligation having invested more than eight million dollars ($8,000,000) of capital improvements into the Premises.

C. The Parties previously agreed that Base Rental Payments would increase commensurate to any and all expanded and operational square footage on the Premises by calculating the Base Rent Rate of $0.82 per square foot per month by the new operational square footage (the “Base Rent Rate”).

D. The Parties acknowledge that as of the Effective Date an additional 30,000 square feet have become operational, in addition to the existing 67,312 square feet of existing operational space, increasing the Premises to a total of 97,312 square feet of operational space.

E. As of the Effective Date of this Fourth Amendment, Landlord agrees to provide Tenant with $500,000 (FIVE HUNDRED THOUSAND) as an Initial Tenant Improvement Allowance for investment into the Premises (the “Initial Tenant Improvement Allowance”). As consideration for this Initial Tenant Improvement Allowance, the Parties agree to adjust the Base Rent Rate from $0.82 to $0.90 per square foot monthly. Beginning in March 01, 2022, the new operational square footage of 97,312 and new Base Rent Rate of $0.90 shall cause Base Rental Payments to increase to $87,580.80 monthly plus additional rental payments under the Lease. See attached; Exhibit B: Rental Payment Schedule 2022.

F. The Parties agree that Landlord may elect to, but is under no obligation to, provide further investment capital for future Tenant Improvements. If the Landlord elects to provide any additional investment capital for Tenant Improvements, then the Parties will adjust the Base Rent Rate to a new mutually agreeable rate.

G. The Parties acknowledge that the Premises has received approval for its Master Plan that currently authorizes an additional 60,000 square feet of operational square footage that can be constructed, which would increase the total operational square footage to 157,312 square feet if built to full capacity, causing the rental payments to increase to $141,580 base rental payment monthly plus additional rental payments. The Parties acknowledge that the Tenant is under no contractual obligation to complete this additional expansion; however, if they choose to do so, any increased operational square footage would be subject to the new Base Rent Rate of

$0.90 per square foot monthly in base rental payments as noted above.

H. The Tenant agrees that it will continue to provide Audited Financial Statements to Landlord on an annual basis through the remainder of the Lease, to be delivered to Landlord no later than March 20th of each calendar year. The Parties acknowledge that the Audited Financial Statements may become subject to public disclosure.

I. The Parties hereto desire to amend the Lease Agreement in accordance with the terms herein and below as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration, the sufficiency and receipt of which are acknowledged, the Parties agree as follows to take place immediately as of the Effective Date:

FOURTH AMENDMENT

1. Defined Terms. Terms in this Fourth Amendment shall have the same meaning as such terms have in the Lease Agreement unless otherwise noted in this Fourth Amendment.

2. Amendment.

a. Base Rent Rate: The current Base Rent Rate of $0.82 per square foot monthly is deleted in its entirety and replaced with $0.90 per square foot monthly as the new Base Rent Rate through the remainder of the Lease. The new Base Rent Rate shall apply to all current and future operational square footage that may be developed as the Premises continues to expand.

b. 17.30 Tenant Audit Delivery: Section 17.30 is hereby added to the Lease: The Tenant agrees that it will provide Audited Financial Statements to Landlord on an annual basis through the remainder of the Lease, to be delivered to Landlord no later than March 20th of each calendar year. The Parties acknowledge that the Audited Financial Statements may become subject to public disclosure

c. Exhibit B: Rental Payment Schedule to the Lease Agreement is deleted in its entirety and replaced with Exhibit B: Rental Payment Schedule 2022 attached to this Fourth Amendment. The new Exhibit B: Rental Payment Schedule 2022 reflects both an increase in operational square footage to a total of 97,312 and an increase in Base Rental Rate to $0.90 per square foot as consideration for the Initial Tenant Improvement Allowance.

3. Ratification. Landlord and Tenant each hereby reaffirm its rights and obligations under the Lease, Guarantee, and all Exhibits. In the event of a conflict or ambiguity between the Lease and this Amendment, the terms and provisions of this Amendment shall control.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. Execution copies of this Amendment may be delivered by email, and the parties hereto agree to accept and be bound by scanned signatures transmitted via email hereto, which signatures shall be considered as original signatures with the transmitted Amendment having the same binding effect as an original signature on an original Amendment.

LANDLORD:		TENANT:

Chino Valley Properties, LLC		Broken Arrow Herbal Center, Inc.

By:	/s/ Bryan McLaren	By:	/s/ Delano Phillips
Name:	Bryan McLaren	Name:	Delano Phillips
Title:	Authorized Agent	Title:	Authorized Agent

EXHIBIT B:

RENTAL PAYMENT SCHEDULE 2022

Monthly Base Rent:	Updated to $87,580.80 Monthly Base Rent

03/01/22-4/30/40	Base Rent Rate to be $0.90 monthly per square foot of operational space of the Premises ($87,580.80 monthly based on the new Base Rent Rate and 97,312 operational square feet per Master Plan), plus all other amounts due under the Lease, including, without limitation, Rent Tax and Property Taxes (NOTED Below).

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